Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-281150 and 333-203181) on Form S-8 and the Registration Statements (Nos. 333-223610 and 333-250977) on Form S-3 and related Prospectus of Green Brick Partners, Inc. of our reports dated February 25, 2026, except for Note 1 - Restatement of Previously Issued Financial Statements caption, as to which the date is May 11, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness, appearing in the Annual Report on Form 10-K of Green Brick Partners, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Dallas, Texas
February 25, 2026, except for Note 1 - Restatement of Previously Issued Financial Statements caption, as to which the date is May 11, 2026